Exhibit G
                                                                       ---------

               TRANSLATION OF KOOR--FEDERMANN AMENDMENT AGREEMENT

                      [TRANSLATED FROM THE HEBREW ORIGINAL]

          AMENDMENT TO SHARE TRANSFER DEED AND SHAREHOLDERS' AGREEMENT

             Made and signed in Tel Aviv on the 6th day of July 2005

1. BETWEEN: FEDERMANN ENTERPRISES LTD. Private Company Number 512278391 (hereinafter referred to as "Federmann Enterprises" )

2. HERIS AKTIENGESELLSCHAFT Private Company Number 560021966 (hereinafter referred to as "Heris" ) whose address for the purpose of this agreement only is: 99 Hayarkon Street, Tel Aviv (hereinafter jointly and severally referred to as "Federmann" ) of the one part

AND: KOOR INDUSTRIES LTD.

Public Company Number 520014143 of 14 Hamelacha Street, Afek Industry Park, Rosh Ha'ayin 48091 (hereinafter referred to as "Koor" ) of the other part (hereinafter referred to as the "parties" )

WHEREAS on 27 December 2004 Federmann Enterprises and Koor executed a share transfer deed (hereinafter referred to as the "Federmann-Koor Deed" ), pursuant to which it was agreed, inter alia , that Federmann Enterprises would sell and transfer to Koor, in two stages, 4,000,000 (four million) ordinary shares constituting, on the date of signing the Federmann-Koor Deed, approximately 9.8% of the issued and paid-up share capital of Elbit Systems Ltd. (hereinafter referred to as the "Company" ), all subject to and in accordance with the provisions of the Federmann-Koor Deed;

WHEREAS on 30 March 2005 Federmann Enterprises and Koor agreed to extend Stage "A" Completion Deadline (as such expression is defined in the Federmann-Koor
Deed);

WHEREAS on 18 April 2005 a further protocol was executed between Federmann Enterprises and Koor pursuant whereto they agreed to extend certain deadlines prescribed in the Federmann-Koor Deed (hereinafter referred to as the "Protocol");

WHEREAS on 18 April 2005 Stage "A" of the Transaction (as such term is defined in the Federmann-Koor Deed) was implemented and Federmann Enterprises sold and transferred the Stage "A" Shares (as such term is defined in the Federmann-Koor
Deed) to Koor;

WHEREAS on 27 December 2004 the parties signed a shareholders' agreement that entered into force on 18 April 2005 (hereinafter referred to as the "Shareholders' Agreement" );

WHEREAS before the implementation of Stage "B" of the Transaction (as such term is defined in the Federmann-Koor Deed prior to this Amendment), the parties agree to reduce the quantity of Stage "B" Shares (as such term is defined in the Federmann-Koor Deed, prior to this Amendment) being transferred and sold from Federmann Enterprises to Koor, such that instead of 1,840,000 (one million eight hundred and forty thousand) ordinary shares of the Company, Koor will purchase from Federmann Enterprises, in Stage "B" of the Transaction, 1,000,000 (one million) ordinary shares of the Company only, such that the total number of shares Koor has purchased and shall purchase from Federmann Enterprises pursuant to the provisions of the Federmann-Koor Deed, including the amendments thereto, shall be 3,160,000 (three million one hundred and sixty thousand) ordinary shares of the Company only;

WHEREAS the parties agree that the implementation of Stage "B" of the Transaction (as such term is defined in the Federmann-Koor Deed) shall not be subject to any condition precedent, and shall be implemented independently and regardless of the Elbit-Koor Deed Stage "B" (as such term is defined in the Federmann-Koor Deed), prior to its amendment pursuant hereto);

WHEREAS the parties accordingly wish to amend the Federmann-Koor Deed and the Shareholders' Agreement, as set forth herein;

NOW, THEREFORE, IT IS WARRANTED, PROVIDED AND AGREED BETWEEN THE PARTIES AS
FOLLOWS:

1.       The recitals to this Amendment constitute an integral part hereof.

2. The terms and definitions adopted in this Amendment shall have the meanings attributed to them in the Federmann-Koor Deed, after its amendment pursuant hereto, unless expressly stated otherwise.

3.       Each of the parties warrants and undertakes as follows:

         3.1 that it is authorized to execute this Amendment and perform its obligations pursuant hereto and that those signing this Amendment on its behalf are legally authorized to bind it;

         3.2 that there is no impediment at law and/or pursuant to its incorporation documents and/or pursuant to any court order or instruction and/or any contract and/or consent and/or agreement to which it is a party to its executing this Amendment and performing all its obligations pursuant hereto;

         3.3 that it has all the approvals and consents required for the purpose of executing and implementing this Amendment.

4. The parties agree to effect the amendments to the Federmann-Koor Deed, as marked with revision marks on the Federmann-Koor Deed annexed hereto as Appendix "A1" and constituting an integral part hereof. In addition, for the parties' convenience, a clean copy (without revision marks) of the Federmann-Koor Deed, after its amendment pursuant hereto, is annexed hereto as Appendix "A2" . In the event of any conflict between the provisions of Appendix "A1" hereto and the provisions of Appendix "A2" hereto, only the provisions of Appendix "A1" shall apply to and bind the parties.

5. The parties agree to effect all the amendments in the Shareholders' Agreement, as marked with revision marks on the Shareholders' Agreement annexed hereto as Appendix "B1" and constituting an integral part hereof. In addition, for the parties' convenience, a clean copy (without revision marks) of the Shareholders' Agreement, after its amendment pursuant hereto, is annexed hereto as Appendix "B2". In the event of any conflict between the provisions of Appendix "B1" hereto and the provisions of Appendix "B2" hereto, only the provisions of Appendix "B1" shall apply to and bind the parties.

6. In the event of any contradiction between the provisions of the Federmann-Koor Deed, the provisions of the Shareholders' Agreement and the provisions of this Amendment, the provisions of the Amendment shall prevail, unless expressly stated otherwise, provided that the provisions of the Federmann-Koor Deed and the provisions of the Shareholders' Agreement, that have not been expressly amended in this Amendment and its appendices, shall remain unchanged. As witness whereof the parties have duly executed this Amendment

(signed)
(signed) --------------------------------
-------------------------------
Koor Industries Ltd.
Federmann Enterprises Ltd.
By: Jonathan Kolber,
Danny BiranBy:
Michael Federmann,
Dov Ninveh -----------------------------
----------------------------
(signed) --------------------------------
Heris Aktiengesellschaft
By: Michael Federmann ----------------------------- Advocate's certificate

I, Shlomo Heller, Adv., hereby certify that Messrs Jonathan Kolber and Danny Biran, jointly, are authorized to sign, on behalf of Koor Industries Ltd., this deed and the documents ancillary thereto or required for the object of implementing it. (signed) ------------------------ Shlomo Heller, Adv. Advocate's certificate

I, Michal Bachrach, Adv., hereby certify that Messrs Michael Federmann and Dov Ninveh, jointly, are authorized to sign, on behalf of Federmann Enterprises Ltd, this deed and the documents ancillary thereto or required for the object of implementing it. (signed) ------------------------ Michal Bachrach, Adv. Advocate's certificate

I, Michal Bachrach, Adv., hereby certify that Mr. Michael Federmann is authorised to sign, on behalf of HERIS AKTIENGESELLSCH, this Deed and the documents ancillary thereto or required for the object of implementing it.

(signed) ------------------------
Michal Bachrach, Adv.